Exhibit 10.14

PROMISSORY NOTE

$100,000	April 13, 2000

For value received, the undersigned promises to pay Sunesis Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), at its principal office the principal sum of $100,000 with interest from the date hereof at a rate of 6.60% per annum, compounded semiannually, on the unpaid balance of such principal sum. Such principal and interest shall be due and payable 180 days following the termination of the undersigned, but if the fair market value of the vested shares of common stock subject to the certain Option between the Company and the undersigned equal or exceed $5,000,000 for any period of 30 consecutive calendar days following a public offering of the Company’s shares, and the undersigned can legally dispose of the shares under applicable securities laws throughout such 30-day period, then the entire amount of the loan will thereupon become due on the date 180 days after the end of such 30-day period.

Principal and interest are payable in lawful money of the Unites States of America. AMOUNTS DUE UNDER THIS NOTE MAY BE PAID AT ANY TIME WITHOUT PREMIUM OR PENALTY.

Notwithstanding the foregoing, this Note may be forgiven in whole in part as expressly set forth in Section 6(c) of that certain Employment Agreement between the Company and the undersigned.

Should suit be commenced to collect any sums due under this Note, such sum as the Court may deem reasonable shall be added hereto as attorney’s fees. The makers an endorsers have severally waived presentment for payment, protest, notice of protest and notice of nonpayment of this Note.

This Note, which is full recourse, is secured by a pledge of certain shares of Common Stock of the Company and is subject to the terms of a Pledge and Security Agreement between the undersigned and the Company of even date herewith.

/s/ Daryl Winter
Daryl Winter